EXHIBIT 12

                           STATEMENT RE COMPUTATION OF
                       RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges of the Company for the periods indicated. For purposes of computation of the ratio of earnings to fixed charges, earnings consist of income before income taxes and cumulative effects of changes in accounting principles plus the amount of fixed charges. Fixed charges consist of interest expense and that portion of rental expense deemed to represent interest.




                                       ----------------------------------------------------------------------   NINE MONTHS
                                                              YEAR ENDED SEPTEMBER 30,                             ENDED
                                       ----------------------------------------------------------------------     JUNE 30,

                                         993 (a)       1994 (a)        1995 (a)      1996 (a)     1997 (a)        1998 (a)
----------------------------------    ------------    ----------     ------------   ----------   ----------     ------------
                                                        (Dollars in Millions, Except Ratios)
Earnings:
  Income before income taxes and
   cumulative effects of changes
   in accounting principles......       $ 1,108.8     $1,423.4 (b)   $1,457.2 (b)  $ 1,611.3      $1,821.7        $ 1,492.3

  Fixed charges..................           171.9        141.8          168.4          182.2         176.5            159.4
                                        ----------    ---------      ---------                   ----------
----------------------------------
     Earnings, as defined........        $1,280.7     $1,565.2       $1,625.6      $ 1,793.5      $1,998.2        $ 1,651.7

==================================
Fixed Charges:
==================================
  Interest expense...............      $    133.5     $  101.9       $  123.0      $   132.3     $   124.2        $   120.2

==================================
  One-third of all rents.........            38.4         39.9           45.4           49.9          52.3             39.2
                                       -----------    ---------      ---------     ----------    ----------     ------------
     Total fixed charges.........      $    171.9     $  141.8       $  168.4      $   182.2     $   176.5        $   159.4
----------------------------------     ===========    ========       =========     ==========    ==========     ============
Ratio of Earnings to Fixed
Charges..........................            7.5x        11.0x           9.7x           9.8x         11.3x            10.4x
                                            =====        =====          =====         ======        ======          =======
 .....

(a)Includes proportionate share of earnings and fixed charges of 50%-owned equity investees, the distributed earnings of less-than-50%-owned equity investees, and minority interest in the income of subsidiaries with fixed charges.

(b)Includes non-recurring items of $192.0 million and $34.3 million in 1994 and 1995, respectively. Excluding these items, the ratio of earnings to fixed charges would have been 9.7x and 9.4x in 1994 and 1995, respectively.